SUNAMERICA SERIES TRUST
Worldwide High Income Portfolio
Procedures Pursuant to Rule 10f-3
For the quarter ended February 28, 1998


(1)Name of Underwriters
Morgan Stanley & Co. & Merrill Lynch

(2)Name of Issuer Cablevision Systems Corp

(3)Title of Security7.875 12/15/07

(4)Date of First Offering12/10/97

(5)Amount of Total Offering500,000,000

(6)Unit Price99.895

(7)Underwriting Spread or Commission205

(8)RatingBB+/Ba2

(9)Maturity Date12/15/07

(10)Current Yield7.7%

(11)Yield to Maturity7.6%

(12)Subordination Features

(13)Nature of issuing Political
Entity, if any, including  in the
case of revenue bonds, underlying
entity supplying the revenue

(14)Total Par Value of Bonds Purchased185,000

(15)Dollar Amount of Purchases$185,094

(16)Number of Shares Purchased185,000

(17)Years of Continuous operation More than three years

(18)Percentage of Offering Purchased
by Portfolio.04%

(19)Percentage of Offering Purchased by
other Portfolios of the Trust and
other Investment companies advised
by the Adviser or any Subadviser8.72%

(20)Sum of (18) and (19)9.00%

(21)Percentage of Portfolio Assets
Applied to Purchase.13%

(22)Name(s) of Underwriter(s) or
Dealer(s) from whom PurchasedMerrill Lynch & Morgan Stanley &Co.

(23)Is the Adviser, any Subadviser or any person of which the Adviser or Subadviser is an "affiliated person", a Manager or Co-Manager of Offering?Yes